Exhibit 10.4

Execution Version

FACILITY AGREEMENT

MULTI-CURRENCY SECURED REVOLVING / TERM LOAN FACILITIES OF UP TO:

FACILITY A (TERM): US$100,000,000

FACILITY B (TERM): RMB 532,000,000

FACILITY C (REVOLVING): COMBINED USD/RMB FACILITY IN THE AGGREGATE AMOUNT

EQUIVALENT TO US$35,000,000 (OR EQUIVALENT TO RMB 232,750,000)

MARCH 29, 2011

BETWEEN

ALERIS DINGSHENG ALUMINUM (ZHENJIANG) CO., LTD.

as the Borrower

AND

BANK OF CHINA LIMITED, ZHENJIANG JINGKOU SUB-BRANCH

as the Lender

SNR DENTON

Suite 3201 Jardine House

1 Connaught Place, Central Hong Kong

People’s Republic of China

Execution Version

SCHEDULE 4 LIST OF COMPETITORS	36

EXHIBIT A INITIAL DRAWDOWN SCHEDULE	37

THIS FACILITY AGREEMENT (this “Agreement”) is dated March 29, 2011 and made between:

(1)	Aleris Dingsheng Aluminum (Zhenjiang) Co., Ltd. , a Sino-foreign joint venture company established under the laws of the People’s Republic of China, as the borrower (the “Borrower”); and

(2)	Bank of China Limited, Zhenjiang Jingkou Sub-Branch , as the lender (the “Lender”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Account Bank” means Bank of China Limited, Zhenjiang Jingkou Sub-Branch .

“Additional Financing” has the meaning set forth in Section 16.3(a).

“Affiliate” means, in respect of any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Aleris Asia” means Aleris Asia Pacific Limited.

“Assets Mortgage Agreement” means the assets mortgage agreement to be entered into between the Borrower and the Lender.

“Availability Period” means:

(a)	in relation to Facility A and Facility B, the period commencing on the date hereof to and including the date that is the earlier of (i) January 1, 2015 and (ii) the Completion Date; and

(b)	in relation to Facility C, the period commencing on the date hereof to and including the Final Maturity Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of the Available Facility A Commitment, Available Facility B Commitment and/or Available Facility C Commitment.

“Available Facility A Commitment” means the Facility A Commitment for the time being that has been committed to by the Lender minus:

(a)	the amount of any outstanding Loans that have been disbursed to the Borrower under Facility A;

(b)	in relation to any proposed Utilisation pursuant to an executed Utilization Request, the amount of any Loans that are due to be made under Facility A on or before the proposed Utilisation Date; and

(c)	any Loans disbursed under Facility A that have been repaid.

“Available Facility B Commitment” means the Facility B Commitment for the time being that has been committed to by the Lender minus:

(a)	the amount of any outstanding Loans under Facility B that have been disbursed to the Borrower;

(b)	in relation to any proposed Utilisation pursuant to an executed Utilization Request, the amount of any Loans that are due to be made under Facility B on or before the proposed Utilisation Date; and

(c)	any Loans disbursed under Facility B that have been repaid.

“Available Facility C Commitment” means the Facility C Commitment for the time being that has been committed to by the Lender minus:

(a)	the amount of any outstanding Loans under Facility C that have been disbursed to the Borrower; and

(b)	in relation to any proposed Utilisation pursuant to an executed Utilization Request, the amount of any Loans that are due to be made under Facility C on or before the proposed Utilisation Date.

“Base Rate” means:

(a)	in respect of a Facility A Loan, six (6) month USD LIBOR; and

(b)	in respect of a USD Revolving Loan, three (3) month USD LIBOR.

“Business Day” means a day (other than Saturday, Sunday and statutory PRC holidays) on which banks are open for general business in Zhenjiang, Jiangsu, and (a) in case a payment in US Dollars is involved, a day on which the commercial banks in New York are open for business in New York and (b) in case the determination of LIBOR is involved, a day on which the commercial banks in London are open for business in London.

“Comfort Letter” means that certain letter to be entered into on or about the date hereof, by the Shareholders and addressed to the Lender.

“Commitments” mean the aggregate of the Facility A Commitment, the Facility B Commitment, and the Facility C Commitment.

“Completion Date” means the latest date on which any of the following requirements has been satisfied: (i) all of the buildings and other physical facilities of the Project have been duly and properly constructed and completed in accordance with design specifications, and the Borrower has delivered to the Lender all relevant certifications and reports issued by the EPC contractor and the construction supervision company; (ii) all of the equipment for the Project has been duly and properly installed and commissioned and has satisfactorily passed production tests and the Borrower has delivered to the Lender a testing report completed in good faith and signed by the project manager selected by the Borrower (provided that such project manager is not an Affiliate of the Borrower); and (iii) the Project facilities are capable of producing certified aircraft and non-aircraft products (as defined in the Feasibility Study Report) in commercially feasible quantities.

“Dingsheng” means Zhenjiang Dingsheng Aluminum Joint-Stock Co. Ltd.

“Event of Default” means any event or circumstance specified as such in Section 17 (Events of Default).

“Expense Cap” has the meaning set forth in Section 14.1.

“Facility” means Facility A, Facility B or Facility C; and “Facilities” means all of the foregoing.

“Facility A” means the term loan facility in US Dollars offered hereunder pursuant to Section 2 (Facilities).

“Facility A Commitment” means the amount set opposite the Lender’s name under the heading of “Commitment” in Section I (Commitment in US Dollars) of Schedule 1 (Lender and Commitments), to the extent not cancelled, reduced or transferred by it pursuant hereto.

“Facility A Loan” means a loan made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility B” means the term loan facility in RMB offered hereunder pursuant to Section 2 (Facilities).

“Facility B Commitment” means the amount set opposite the Lender’s name under the heading of “Commitment” in Section II (Commitment in RMB) of Schedule 1 (Lender and Commitments), to the extent not cancelled, reduced or transferred by it pursuant hereto.

“Facility B Loan” means a loan made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility C” means the revolving loan facility in USD and/or RMB made available hereunder pursuant to Section 2 (Facilities).

“Facility C Commitment” means the amount set opposite the Lender’s name under the heading of “Commitment” in Section III of Schedule 1 (Lender and Commitments), to the extent not cancelled, reduced or transferred by it pursuant hereto.

“Facility C Loan” means a loan made under Facility C or the principal amount outstanding for the time being of that loan, as applicable.

“Feasibility Study Report” means the feasibility study report dated January 11, 2011, prepared by Aleris Asia and Dingsheng for evaluating the technical and commercial feasibility of the Project and of establishing the Borrower, and approved by the local counterparts of National Development and Reform Commission.

“Fee Letter” means any letter or letters setting out any of the fees referred to in Section 11 (Fees).

“Final Maturity Date” means, with respect to Facility A, Facility B and Facility C, the date that is the tenth (10) anniversary of the first Utilisation Date with respect to Facility A or Facility B (whichever is earlier).

“Finance Documents” means this Agreement, the Comfort Letter, the Security Documents, the Fee Letters, and any other document designated as such by the Lender and the Borrower.

“Financing Request” has the meaning set forth in Section 16.3(a).

“First Currency” has the meaning set forth in Section 13.1.

“First Repayment Date” has the meaning set forth in Section 6.1.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity.

“Holding Company” means, in respect of a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Initial Drawdown Schedule” means the preliminary drawdown schedule with respect to the Facilities attached hereto as Exhibit A, which schedule may be updated by the Borrower from time to time.

“Interest Payment Date” means:

(a)	with respect to a Facility A Loan, each June 21 and December 21 during the term of the Facility A Loan and each Scheduled Repayment Date and the Final Maturity Date; provided that the final Interest Payment Date shall not be later than the Final Maturity Date;

(b)	with respect to a Facility B Loan, each March 21, June 21, September 21 and December 21 during the term of the Facility B Loan and each Scheduled Repayment Date and the Final Maturity Date; provided that the final Interest Payment Date shall not be later than the Final Maturity Date; and

(c)	with respect to a Facility C Loan, each March 21, June 21, September 21 and December 21 during the term of the Facility B Loan and the Maturity Date with respect to each Facility C Loan; provided that the final Interest Payment Date shall not be later than the Final Maturity Date.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Section 8.2 (Interest Periods) and in relation to an Unpaid Sum that is in default, each period determined in accordance with Section 9 (Default Interest).

“Interest Rate Determination Date” means:

(a)

in respect of any proposed USD Loan to be utilised under Facility A or Facility C, the second (2nd) London Business Day immediately preceding the relevant Utilisation Date, and, in respect to USD Loans that have been utilised, the second (2nd ) London Business Day immediately preceding the next Interest Payment Date applicable to such USD Loans; and

(b)	in respect of any proposed RMB Loan to be utilised under Facility B or Facility C, the Utilisation Date with respect to such RMB Loan, and, in respect to RMB Loans that have been utilised, on each one year anniversary of the first Utilisation Date with respect to such RMB Loan; provided that for Facility C Loans with a term of one (1) year or less, the interest rate with respect to such Loans shall not be adjusted pursuant to the terms above, unless such Facility C Loan(s) are rolled over in accordance with Section 6.4.

“Land Use Rights Mortgage” means that certain land use rights mortgage to be entered into by the Borrower and the Lender.

“Lender” has the meaning set forth in the preamble hereto.

“Lender Transfer” has the meaning set forth in Section 19.1.

“LIBOR” means:

(a)	the rate displayed on the LIBOR page of the Bloomberg screen; or

(b)	if no Screen Rate is available for US Dollars for the Interest Period of that Loan, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Lender at its request, quoted by the Reference Banks to leading banks in the London interbank market, as at 11:00 a.m. (London time) on the second London Business Day prior to the commencement of the applicable Interest Period of a USD Loan for the offering of deposits in US Dollars and for a period comparable to the Interest Period for the relevant USD Loan.

“Loan” means a Facility A Loan, a Facility B Loan or a Facility C Loan, as applicable, or all of the foregoing Facilities.

“London Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

“Margin” means (a) with respect to a Facility A Loan, two point nine percent (2.9%) per annum and (b) with respect to a USD Revolving Loan, two point six percent (2.6%) per annum. “Maturity Date” shall mean the date that any disbursed and outstanding Loan under Facility C is due and payable by the Borrower to the Lender in accordance with the terms herein; provided that no maturity date with respect to any Facility C Loan shall extend beyond the Final Maturity Date.

“Market Disruption Event” has the meaning set forth in Section 10.1.

“Market Disruption Notice” has the meaning set forth in Section 10.1.

“Material Adverse Effect” means a material adverse effect on the business, operations, property and financial condition of the Borrower, such that the Borrower is unable to continue the Project or perform its obligations under the Finance Documents and such failure is reasonably likely to result in an Event of Default.

“New Lender” has the meaning set forth in Section 19.1.

“Obligors” mean the Borrower and the Shareholders.

“Party” means a party to this Agreement.

“PBOC Base Rate” means, in respect of any RMB Loan, the base rate applicable to any loan denominated in RMB of the same tenor, as announced by the People’s Bank of China on its official website on the Interest Rate Determination Date.

“Permitted Transfer” has the meaning set forth in Section 20.4.

“PRC” or “China” means the People’s Republic of China, which for the purposes of the Finance Documents, shall exclude the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Principal Payment Installment” has the meaning set forth in Section 6.2(a).

“Project” means (excluding any future expansion of the Project which is not financed by the Facilities hereunder) the manufacturing operations of the Borrower to be established in Jingkou Science and Technology Industrial Zone, Zhenjiang City, Jiangsu Province, PRC.

“Property Mortgage” means that certain property mortgage to be entered into in accordance with the terms of this Agreement by the Borrower and the Lender.

“Reference Banks” means the principal London office(s) of The Hong Kong and Shanghai Banking Corporation Limited, Standard Chartered Bank Limited and Bank of China Limited.

“Representations and Warranties” has the meaning set forth in Section 15.

“Revenue Account” means the account to be opened with the Account Bank by the Borrower for the settlement of operational income of the Borrower.

“RMB” or “Renminbi” denotes the lawful currency of the PRC.

“RMB Account” means the account to be opened by and in the name of the Borrower with the Account Bank for the purpose of receiving the initial disbursement of each RMB Loan (unless otherwise provided for in the Finance Documents).

“RMB Loan” means a Facility B Loan or an RMB Revolving Loan or the principal amount outstanding for the time being of such loan.

“RMB Revolving Loan” means a loan denominated in RMB that has been utilised by the Borrower under Facility C.

“Scheduled Repayment Date” has the meaning set forth in Section 6.2(a).

“Second Currency” has the meaning set forth in Section 13.1.

“Security Documents” means the Land Use Rights Mortgage, the Property Mortgage and the Assets Mortgage Agreement.

“Shareholders” means, collectively, Aleris Asia and Dingsheng; and “Shareholder” means either of them.

“Status Report” has the meaning set forth in Schedule 2, paragraph (c).

“Subsidiary” means, in relation to a company or corporation, any other company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half of the issued share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)	which is a subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Sum” has the meaning set forth in Section 13.1.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Third Party Financing Terms” has the meaning set forth in Section 16.3(a).

“Transaction Expenses” has the meaning set forth in Section 14.1.

“Total Principal Amount” has the meaning set forth in Section 6.2(a).

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under any Finance Document.

“USD Account” means the account to be opened by and in the name of the Borrower with the Account Bank for the purpose of receiving the initial disbursement of each USD Loan (unless otherwise provided for in the Finance Documents).

“US Dollar”, “USD” or “US$” means the United stated Dollar, the lawful currency for the time being of the United States of America.

“USD Loan” means a Facility A Loan or a USD Revolving Loan or the principal amount outstanding for the time being of such loan.

“USD Revolving Loan” means a loan denominated in RMB that has been utilised by the Borrower under Facility C.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of making an utilisation of a Facility, being the date on which the relevant Loan is made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Lender”, the “Borrower”, any “Shareholder”, any “Obligor”, or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or renovated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	“month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(1)	subject to paragraph (3) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(2)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month;

(3)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end; and

(4)	the above rules will only apply to the last month of any period.

(vi)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or any two or more of the foregoing;

(vii)	a “regulation” includes but is not limited to any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)	a provision of law is a reference to that provision as amended or re-enacted;

(ix)	unless otherwise stated, a time of day is a reference to Beijing time; and

(x)	the plural includes the singular and vice versa.

(b)	Section, Schedule and Exhibit headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	An Event of Default is “continuing” if not remedied or waived.

2.	FACILITIES

2.1	Facilities

Subject to the terms and conditions of this Agreement, the Lender agrees to make available to the Borrower:

(a)	a USD term loan facility in an aggregate amount equal to the Facility A Commitment;

(b)	a RMB term loan facility in an aggregate amount equal to the Facility B Commitment; and

(c)	a RMB and USD revolving loan facility in an aggregate amount equal to the Facility C Commitment; provided that the Lender shall not be obligated to disburse any portion of the Facility C Commitment with respect to a given year unless the Borrower has satisfied the Lender’s customary annual review process for such year. The Lender agrees that if there is no outstanding Event of Default of the Borrower, the Lender shall not unreasonably refuse to determine that the Borrower passed the the annual audit.

3.	TENOR AND PURPOSE

3.1	Tenor of Loans under Facility A and Facility B

The tenor with respect to each Loan drawn under Facility A and Facility B shall begin on the Utilisation Date thereof and, unless prepaid in accordance with the terms herein, shall end on the Final Maturity Date.

3.2	Tenor of Loans under Facility C

The tenor with respect to each Loan drawn under Facility C shall be selected by the Borrower in periods of 3, 6 or 12 months, provided that the Borrower may select a tenor of 24 or 36 months subject to the Lender’s prior reasonable consent in consultation with the Borrower. Notwithstanding the above, no maturity date with respect to any Facility C Loan shall extend beyond the Final Maturity Date.

3.3	Purpose

The Borrower shall apply all amounts borrowed by it under the Facilities in the manner as follows:

(a)	Facility A and Facility B shall be used to finance a portion of the construction of infrastructure and procurement of equipment in relation to the Project; and

(b)	Facility C shall be used to finance a portion of the Borrower’s operating expenses.

3.4	Monitoring

The Lender will monitor or verify the application of any amount borrowed pursuant to this Agreement in accordance with the requirements of the laws and regulations, and the Borrower shall provide all reasonably necessary support.

4.	CONDITIONS PRECEDENT TO UTILISATION

4.1	Conditions Precedent to Initial Utilisation

(a)	The Lender shall make available a Loan under the requested Facility in compliance with Section 5.4 (Lender’s Participation) if, on the date of the proposed Utilisation:

(i)	there is no Event of Default or any continuing Event of Default;

(ii)	all of the Representations, Warranties and covenants are valid and effective, or have otherwise been waived by the Lender (as the case may be);

(iii)	the Lender has received all of the documents and other evidence listed in and appearing to comply with the requirements of Part A of Schedule 2.

4.2	Conditions Precedent to Each Subsequent Utilisation

(a)	The Lender shall make available a Loan under the requested Facility in compliance with Section 5.4 (Lender’s Participation) if, on the date of the proposed Utilisation:

(i)	there is no Event of Default or any continuing Event of Default;

(ii)	all of the Representations, Warranties and covenants are valid and effective, or have otherwise been waived by the Lender (as the case may be);

(iii)	the Lender has received all of the documents and other evidence listed in and appearing to comply with the requirements of Part B of Schedule 2.

5.	UTILISATION

5.1	Delivery of an Utilisation Request

The Borrower shall, subject to the terms herein, utilise any or all of the Facilities by delivering a completed Utilisation Request to the Lender before the proposed Utilisation Date within the Availability Period applicable to such Facility.

5.2	Completion of an Utilisation Request

(a)	Upon the delivery of an Utilisation Request and the satisfaction of the relevant conditions precedent to the Utilisation as set forth in Section 4 above, the Borrower shall be obligated to utilise the relevant Facility pursuant to the terms and conditions of this Agreement on such date and in such amount and currency as set out in the Utilisation Request.

(b)	Each Utilisation Request will not be regarded as having been completed unless:

(i)	it is delivered on or before 11:00 a.m. on a Business Day falling at least five (5) Business Days prior to the proposed Utilisation Date;

(ii)	the proposed Utilisation Date is a Business Day within the relevant Availability Period;

(iii)	it specifies the Maturity Date and/or Final Maturity Date and the proposed Facility to be utilised;

(iv)	the currency and amount of the utilisation are in compliance with Section 5.3 (Currency and Amount); and

(v)	it specifies the account (RMB Account or USD Account opened by the Borrower at the Account Bank) and bank to which the proceeds of the Utilisation are to be credited.

(c)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and Amount

(a)	The currency of the proposed Loan specified in an Utilisation Request shall be in US Dollars or RMB, as the case may be.

(b)	Unless otherwise agreed between the Lender and the Borrower:

(i)	a Utilisation under Facility A shall not be more than the Available Facility A Commitment and must be in a minimum amount of US$1,000,000 or such other amount as agreed to by the Lender and in integral multiples of US$500,000 or, if less, the remaining Facility A Commitment;

(ii)	a Utilisation under Facility B shall not be more than the Available Facility B Commitment and must be in a minimum amount of RMB5,000,000 or such other amount as agreed to by the Lender and in integral multiples of RMB1,000,000 or, if less, the remaining Facility B Commitment; and

(iii)	a Utilisation under the Facility C shall not be more than the Available Facility C Commitment and must be in a minimum amount of RMB1,000,000 or such other amount as agreed to by the Lender and in integral multiples of RMB500,000 or, if less, the remaining Facility C Commitment.

(c)	If any single Utilisation under Facility A or Facility B is in an amount greater than 5% of the total investment in the Project, or is equivalent to RMB5,000,000 (based on foreign currency exchanged pursuant to the exchange rate on the actual Utilisation Date), then the Borrower shall authorize the Lender to direct payment of such amounts directly to the account of the third party payee.

(d)	If any single Utilisation under Facility C is in an amount equal to or greater than RMB 75 million (or the USD equivalent of RMB 75 million), then the Borrower shall authorize the Lender to direct payment of such amounts directly to the account of the third party payee.

5.4	Lender’s Participation

The Lender shall, on or before 5:00 p.m. on the Utilisation Date, at the currency and amount of the Loan requested in the notice given to it by the Borrower, complete the transfer of the relevant Loan proceeds into the account designated by the Borrower pursuant to this Agreement.

5.5	Exchange Rate

With respect to Facility C, the exchange rate for USD to RMB shall be fixed at US$1 to RMB6.65.

6.	REPAYMENT

6.1	First Repayment Date

The Borrower shall begin to repay the principal amount drawn under Facility A and Facility B on the date that is twelve (12) months after the expiration of the Availability Period of Facility A and Facility B (if such date is a statutory holiday, then the first Business Day preceding such day) (such date, the “First Repayment Date”) in accordance with Section 6.2.

6.2	Scheduled Principal Repayment Dates

(a)	Subject to the other provisions of this Section 6.2, repayments of the total principal amount outstanding under Facility A and Facility B (collectively, the “Total Principal Amount”) shall be made on and as of the First Repayment Date and on the numerically corresponding calendar day to the First Repayment Date falling six (6) months after the First Repayment Date and each Scheduled Repayment Date in accordance with the schedule below (each payment, a “Principal Payment Installment” and each such payment date, a “Scheduled Repayment Date”):

PAYMENT	PAYMENT AMOUNT

1st Principal Payment Installment (to be paid on the First Repayment Date)	2.5% of the Total Principal Amount

2nd Principal Payment Installment	2.5% of the Total Principal Amount

3rd Principal Payment Installment	5% of the Total Principal Amount

4th Principal Payment Installment	5% of the Total Principal Amount

5th Principal Payment Installment	7.5% of the Total Principal Amount

6th Principal Payment Installment	7.5% of the Total Principal Amount

7th Principal Payment Installment	10% of the Total Principal Amount

8th Principal Payment Installment	10% of the Total Principal Amount

9th Principal Payment Installment	10% of the Total Principal Amount

10th Principal Payment Installment	10% of the Total Principal Amount

11th Principal Payment Installment	12.5% of the Total Principal Amount

12th Principal Payment Installment	12.5% of the Total Principal Amount or, if such Scheduled Prepayment Date falls on or after the Final Maturity Date, the remaining unpaid balance of the Total Principal Amount

13th Principal Payment Installment	The remaining unpaid balance of the Total Principal Amount (if any)

(b)	The Borrower shall make each Principal Payment Installment in RMB and US Dollars based on the proportion of the outstanding principal amount of RMB and US Dollars that has been drawn under Facility A and Facility B.

(c)	The Borrower shall initiate payment of each Principal Payment Installment to a bank account designated by the Lender by telegraphic transfer or bank transfer by 11:00 a.m. on the relevant Scheduled Repayment Date.

(d)	Unless otherwise provided in this Agreement, the Borrower shall repay each Facility C Loan on the last day of the loan term applicable to it in the currency in which such Facility C Loan is denominated.

6.3	Re-borrowing

Unless a contrary indication appears in this Agreement, any part of a Facility C Loan which is repaid prior to the Final Maturity Date may be re-borrowed in accordance with and subject to the terms of this Agreement. The Borrower may not re-borrow any part of Facility A or Facility B which has been repaid or prepaid in accordance with the Finance Documents.

6.4	Renewal/Roll-Over of Term for Facility C Loans

(a)	The Borrower may renew any Facility C Loan for an additional period equal to or less than the original term of such Facility C Loan by delivering notice of such renewal to the Lender not less than three (3) months prior to the end of the original term of such Facility C Loan; provided that:

(i)	with respect to a Facility C Loan with a term of one (1) year (inclusive) or less, the period of renewal shall be no more than the existing term of such Facility C Loan;

(ii)	with respect to a Facility C Loan with a term of one (1) year to three (3) years (inclusive), the period of renewal shall be no more than 50% of the existing term of such Facility C Loan;

(iii)	the Borrower has satisfied the Lender’s relevant approval process;

(iv)	the renewal will not result in an Interest Payment Date, an Interest Period or a principal payment date in respect of a Facility C Loan falling after the Final Maturity Date; and

(v)	all of the requirements and conditions of Section 4.2 and 5.2 will be satisfied at the relevant time of renewal as if the references therein to “Utilisation Date” were instead to the last day of the Interest Period applicable thereto on which the relevant Facility C Loan would otherwise have been due for repayment.

7.	PREPAYMENT AND CANCELLATION

7.1	Voluntary Cancellation

(a)	Unless otherwise provided for in this Section 7.1 (Voluntary Cancellation), the Borrower may, if it gives the Lender not less than five (5) days’ prior written notice, cancel all or any part of the Available Facility under any Facility during the Availability Period.

(b)	In respect of Facility A and Facility B, the relevant Available Facility which remains unutilised by the Borrower at the end of the Availability Period of such Facilities shall be deemed cancelled automatically.

(c)	Any cancellation of the relevant Available Facility under this Section 7.1 shall reduce the Commitments of the Lender under the relevant Facility.

7.2	Voluntary Prepayment

(a)	The Borrower may at any time, upon prior irrevocable written notice to the Lender, prepay the whole or any part of any Facility, without being required to pay any damages, fees, expenses or other amounts in connection with such prepayment. For prepayment of Facility A and Facility B, the Borrower shall deliver to the Lender ten (10) days prior notice. For prepayment of Facility C, the Borrower shall deliver to the Lender five (5) days prior notice.

(b)	Each prepayment of a Facility A Loan shall be in a minimum amount of US$2,000,000 or, if less, the balance of all outstanding Facility A Loans.

(c)	Each prepayment of a Facility B Loan shall be in a minimum amount of RMB10,000,000 or, if less, the balance of all outstanding Facility B Loans.

(d)	Each prepayment of a Facility C Loan shall be in a minimum amount of RMB500,000 (or its US Dollar equivalent) or, if less, the balance of all outstanding Facility C Loans.

(e)	Any prepayment of a Facility A or Facility B Loan under this Section 7.2 shall satisfy the obligations under Section 6.2 in inverse chronological order or any other order agreed in writing by the Borrower and the Lender.

8.	INTEREST RATE AND INTEREST PERIOD

8.1	Interest Rate

(a)	The interest rate on the relevant USD Loan for each Interest Period relating thereto is the percentage rate per annum which is the aggregate of the applicable (i) Margin and (ii) Base Rate, as determined and/or adjusted on the relevant Interest Rate Adjustment Date.

(b)	The interest rate on each RMB Loan for each Interest Period relating thereto is ninety percent (90%) of the applicable PBOC Base Rate, as determined and/or adjusted on the relevant Interest Rate Adjustment Date.

8.2	Interest Periods

(a)	Subject to this Section 8, the duration of each Interest Period in respect of each Loan is as follows:

Facility A Loan:	6 months

Facility B Loan:	3 months

USD Revolving Loan:	3 months

RMB Revolving Loan:	3 months

(b)	Each Interest Period shall commence on the last day of the immediately preceding Interest Period applicable thereto, except that the first Interest Period shall commence on the first Utilisation Date with respect to such Loan, and if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.3	Payment on Interest Payment Date

Subject to this Section 8, the accrued interest on each Loan shall be paid on the relevant Interest Payment Date.

8.4	Notification of Interest Payment

The Lender shall, five (5) Business Days prior to each Interest Payment Date, deliver to the Borrower a written notice setting forth in reasonably complete detail the interest amounts payable by the Borrower.

8.5	Payment by Borrower

The Borrower shall remit by telegraphic transfer or bank transfer the full amount of the interest then due and payable into an account designated by the Lender on each Interest Payment Date.

9.	DEFAULT INTEREST

9.1	Default Interest

If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, the Borrower shall, within ten (10) Business Days of its receipt of written demand by the Lender, pay the default interest on that overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is one hundred thirty per cent (130%) of the interest rate agreed herein or at such applicable minimum rate of penalty interest as required by the then prevailing laws of the PRC.

9.2	Penalty Interest against Misappropriation

In case the Borrower misappropriates any Loan, or any part thereof, for the purpose other than that listed in Section 3 (Tenor and Purpose), the Borrower shall, within ten (10) Business Days of its receipt of written demand by the Lender, pay the penalty interest against misappropriation to the Lender. The penalty interest against misappropriation shall be calculated on the amount misappropriated for the actual appropriated days at a rate which is one hundred fifty per cent (150%) of the interest rate agreed herein or at such applicable minimum rate of penalty interest as required by the then prevailing laws of the PRC.

The penalty interest with respect to loan amounts that are both overdue and misused shall be calculated according to one hundred fifty per cent (150%) of the interest rate agreed herein or at such applicable minimum rate of penalty interest as required by the then prevailing laws of the PRC. The penalty interest with respect to loan amounts that are both overdue and misused shall accrue until the date that principal and interest with respect to such loan have been paid.

9.3	Compound interest

Any default interest arising on an Unpaid Sum or misused loan amount will be compounded with the Unpaid Sum or misused loan amount at the end of each Interest Period applicable to that Unpaid Sum or misused loan amount, and such Unpaid Sum or misused loan amount (including the default interest compounded thereto) shall be (subject to any grace periods) due and payable on the applicable Interest Payment Date.

10.	CHANGES IN THE CALCULATION OF INTEREST

10.1	Market Disruption

If:

(a)	The interest on a Loan will be determined by reference to the PBOC Base Rate that does not exist any more; or

(b)	the LIBOR for any Loan and any interest relating thereto is to be determined by reference to the Reference Banks but none or only one of the Reference Banks supplies a rate at or about noon (London time) on the date of determination of the LIBOR for such Loan and the Interest Period,

(each such event, a “Market Disruption Event”), the Lender shall promptly give written notice to the Borrower (such notice, the “Market Disruption Notice”), notifying it of such fact and that this Section 10.1 is in operation.

10.2	No Suspension of Utilisation

If a Market Disruption Notice applies to a Loan which has not been advanced, that Loan shall, subject to Section 10.3 (Alternative Basis), be advanced on the requested Utilisation Date.

10.3	Alternative Basis

(a)	Within five (5) days of receipt of a Market Disruption Notice from the Lender, the Borrower shall enter into good faith negotiations with a view to confirming a new applicable rate of interest, and during the negotiation period, the rate of interest on each Loan shall be the relevant rate last applied in accordance with Section 8.1 (Interest Rate).

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of the Lender and the Borrower, be binding on all the Parties.

(c)	For the avoidance of doubt, if no alternative basis is agreed upon between the Borrower and the Lender within a period of thirty (30) days after the commencement of the negotiation, then the Borrower:

(i)	may prepay the Loans in full at any time without premium or penalty but together with accrued interest thereon to the date of prepayment; or

(ii)	not prepay the Loans in whole, in which event, for so long as the Market Disruption Event is continuing, the rate of interest applicable to such the Loan during such period shall be:

(1)	in respect of the interest rate of a USD Loan, the aggregate of (A) the actual and reasonable financing cost incurred by the Lender from obtaining the corresponding interbank loan in the London interbank market, and (B) the Margin; and

(2)	in respect of the interest rate of a RMB loan, the relevant rate last applied according to Section 8.1 (Interest rate).

11.	FEES

11.1	Arrangement fee

The Borrower shall pay to the Lender an arrangement fee in accordance with and subject to the terms set forth in a Fee Letter.

11.2	Agency fee

The Borrower shall pay to the Lender an agency fee in accordance with and subject to the terms set forth in a Fee Letter.

11.3	Participation fee

The Borrower shall pay to the Lender a participation fee in accordance with and subject to the terms set forth in a Fee Letter.

11.4	No Other Fees

Except for the fees set forth in this Section 11 and the Transaction Expenses set forth in Section 14.1 below, the Parties agree that the Obligors shall not be obligated to pay any fees or other amounts to the Lender, any member of the Syndicate or any of their respective Affiliates.

12.	TAXES

The Parties agree that any Tax relating to the Finance Documents or the performance thereof shall be paid by the applicable Parties according to relevant Governmental Rules.

13.	INDEMNITIES

13.1	Currency Indemnity

If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”), the Borrower shall, within 10 Business Days’ after receiving written notice from the Lender, indemnify the Lender against any reasonable and properly incurred cost, loss or liability arising out of the conversion, including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to that person at the time of its receipt of that Sum. Such losses shall be particularized in writing and be delivered by the Lender to the Borrower upon request.

13.2	Other Indemnities

(a)	The Borrower shall, within ten (10) Business Days following its receipt of written demand from the Lender, indemnify the Lender against any cost, loss or liability (but excluding any special or indirect loss or liability, or any punitive amounts) reasonably and properly incurred by the Lender as a result of an Event of Default.

(b)	The Borrower’s indemnity obligation under Section 13.2(a) above shall not apply to any losses attributable to the gross negligence, intentional misconduct or fraud by the Lender or its Affiliates.

(c)	If the Borrower and the Lender cannot agree on any indemnification item or amount, the Borrower shall not be obliged to indemnify the Lender for that cost, loss and/or liability amount in dispute before the agreement on any indemnification item or amount has been reached.

14.	COSTS AND EXPENSES

14.1	Transaction Expenses

The Borrower shall, within (10) Business Days following its receipt of written demand from the Lender, pay the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the first closing and utilisation of the Facility (collectively, the “Transaction Expenses”); provided that no Obligor shall be liable to reimburse or otherwise pay for or on behalf of the Lender any Transaction Expenses that exceed an aggregate amount of RMB100,000 (the “Expense Cap”).

15.	REPRESENTATIONS AND WARRANTIES

The representations and warranties below (collectively, the “Representations and Warranties”) are made by the Borrower on the date hereof and shall be deemed to be repeated by the Borrower on each Utilisation Date. Each Representation and

Warranty, when made or deemed to be made, shall be made in reference to the facts and circumstances then existing and shall be based solely on the Borrower’s knowledge.

(a)	The Borrower is duly registered and validly existing and is fully capable for civil rights and acts required for execution and performance of the Finance Documents.

(b)	The Borrower’s execution and performance of the related Finance Documents represent its true intent.

(c)	The Borrower has obtained legitimate and valid authorizations as required by its articles of association or other documented internal requirements, and will not violate any agreement, contract and other legal documents binding upon the Borrower, such that any such violation is reasonably likely to have a Material Adverse Effect.

(d)	The Borrower has or will obtain all material approvals, permits, filings or registrations necessary for its execution and performance of the Finance Documents; provided that failure to obtain such material approvals, permits, filings or registrations would not have a Material Adverse Effect with respect to the execution and performance of the Finance Documents.

(e)	All documents, financial statements, vouchers and other materials that the Borrower has provided to the Lender under the Finance Documents are, to its knowledge, true, complete, accurate and valid.

(f)	The alleged business underlying the transactions contemplated herein is real and not for money laundering or any other illegal purpose.

(g)	The Borrower has disclosed to the Lender any event that, to its knowledge, will have a Material Adverse Effect on its financial standing or ability to perform the Facility Agreement.

(h)	The Borrower is not aware of any event that is reasonably likely to have a Material Adverse Effect on its financial standing or ability to perform the Facility Agreement.

16.	COVENANTS AND UNDERTAKINGS

16.1	General Undertakings by the Borrower

The Borrower agrees:

(a)	to supply to the Lender: (i) as soon as the same is made available, but in any event within one hundred and twenty (120) days after the end of each of its financial years, its audited consolidated financial statements for that financial year; and (ii) as soon as the same is made available, but in any event within ninety (90) days after the end of the first half of each of its financial years, its unaudited consolidated financial statements for that financial half year;

(b)	to provide the Lender with certain of its financial statements (including but not limited to annual and quarterly reports);

(c)	to ensure that the ratio of (i) the outstanding principal balance of the term Loans extended for the Project to (ii) the equity capital invested in the Project by the Shareholders does not exceed 2:1;

(d)	to draw down, pay and apply the Loans pursuant to the provisions under the Finance Documents;

(e)	to provide assistance to the Lender with respect to any reasonable credit inspections of the Borrower by the Lender;

(f)	save and except for the Permitted Transfers or as otherwise permitted in the Finance Documents, to obtain written consent from the Lender prior to any merger, split-up, capital reduction, share transfer, transfer of major assets and claims or any other event with respect to the Facilities or the Project that has a Material Adverse Effect on the Borrower’s ability to repay its debts;

(g)	to the extent permitted under PRC laws, to ensure that the repayment of the Loans shall have priority over the loans extended to the Borrower by the Shareholders, and shall not be any junior to any debts of the same class incurred with respect to the Project that are owed by the Borrower to other creditors;

(h)	not to distribute any dividend or bonus to the Shareholders in any form if: (1) its pre-tax profit in the relevant fiscal year is zero or negative or insufficient to cover accumulated losses in previous years; or (2) its pre-tax profit is not used to discharge the principal, interest and expenses that the Borrower is required to discharge in such fiscal year;

(i)	not to dispose of its assets in a manner that will materially impair its ability to repay debts, except for such disposals that are in its ordinary course of business or are otherwise required by law, court order or government regulations;

(j)	to ensure that the total amount of guarantees (if any) that the Borrower provides to third parties will not be higher than twice its net assets, and that the total amount of such guarantees or any single guarantee will not exceed any restriction set forth in its articles of association;

(k)	not to provide a guarantee to any third party using assets of the Project that are financed (fully or in part) by any Facility, without the consent of the Lender;

(l)	to ensure that the individual investors or key management personnel of the Borrower are not changed in a manner that is inconsistent with its normal business practices, such that any such change results in a Material Adverse Effect;

(m)	use the proceeds of the Facilities in accordance to the terms of this Agreement, and not to use any proceeds of the Facilities for any purpose other than as set out in the Finance Documents;

(n)	to ensure that the Completion Date occurs on or before January 1, 2016;

(o)	to open and maintain the Revenue Account on or before the Completion Date;

(p)	to ensure that the Lender is named as a first beneficiary on the insurance policies with respect to the Project;

(q)	to execute the Security Documents on the date hereof and submit to the relevant Governmental Authorities the documents required to register the security created by the Security Documents as soon as practicable following the date that the conditions required to register such Security Documents have been satisfied; and

(r)	the Lender’s participation in the settlement services and deposit by the Borrower in the Lender with respect to the Project shall be no less than the Lender’s participation in the Facilities.

16.2	Covenants relating to the Utilization of the Facilities

The Borrower agrees:

(a)	to use its best efforts to utilize Facility A and Facility B substantially in accordance with the Feasibility Study Report and the Initial Drawdown Schedule;

(b)	to deliver to the Lender a drawdown schedule on or before the twentieth (20th) day of the month prior to the month in which a proposed Utilisation is to occur;

(c)	to notify the Lender forty five (45) days in advance in the event that any changes in the Initial Drawdown Schedule are, to the Borrower’s knowledge, reasonably likely to cause a material decrease in the Lender’s proceeds with respect to the Facilities; and

(d)	to set forth in the Initial Drawdown Schedule a preliminary estimate of the percentage of RMB and/or US Dollars that it intends to draw under Facility C, and to use its best efforts in determining the percentage of RMB and/or US Dollars it intends to draw under Facility C on or before the date that is three (3) months following the first Utilisation of any Facility.

16.3	Covenants relating to Third Party Financing

(a)	The Borrower shall not to enter into additional financing for the purpose of expanding or increasing the production capacity of the Project (the “Additional Financing”) without the prior written consent of the Lender; provided that such consent to the Additional Financing shall not be unreasonably withheld, conditioned or delayed. If the Borrower desires to enter into Additional Financing with a third party lender or lenders, it shall deliver a written financing request (the “Financing Request”) to the Lender, which shall set forth the material financing terms offered by such third party lender(s) (the “Third Party Financing Terms”).

(b)	If the Lender does not grant written consent to the Financing Request within fifteen (15) days after the date of the Financing Request, the Lender shall provide such Additional Financing to the Borrower and shall enter into definitive loan documentation with the Borrower within forty five (45) days after the date of the Financing Request. The terms and conditions of the loan documentation with respect to the Additional Financing shall not be less favorable to the Borrower than the Third Party Financing Terms.

(c)	Notwithstanding the above, the Borrower may enter into separate loan documentation with any third party lender(s) with respect to the Additional Financing if the Borrower and the Lender fail, after good faith negotiations, to enter into definitive loan documentation regarding the Additional Financing within forty five (45) days after the date of the Financing Request.

16.4	General Undertakings by the Lender

The Lender and any of its other branches, each hereby undertake that it shall, at the Borrower’s request:

(a)	assist the Borrower (without fees or any conditions) in obtaining any relevant approval, consent, certificates, grants, licenses, and permission from any Governmental Agency;

(b)	assist the Borrower (without fees or any conditions) in handling the application, process, and procurement of the Business License, Registration Certificate for Foreign Exchange and other documents and procedures;

(c)	provide to the Borrower (without fees) financial services, including interest rate, exchange rate and industrial policies;

(d)	offer to the Borrower (without fees) customized financial services, including collecting and delivering the receipts of the Borrower and related services;

(e)	assist the Borrower with the daily account management and daily settlement of the Borrower’s accounts (at favourable fees according to the usual and standard charges); and

(f)	provide the Borrower favourable access to various financial products, including, without limitation, letters of credit and foreign exchange services.

16.5	Additional Undertakings by the Lender.

(a)	Cost-overruns.

(i)

The Lender agrees to grant additional facilities and/or to increase its Commitments under the Facilities upon and in the manner requested by the Borrower for the purpose of paying cost overruns in connection with the Project; provided that (i) the Borrower submits to the Lender evidence that such cost-overrun amounts have been approved by the Borrower, (ii) the equity invested by the Shareholders to pay for such cost overruns is in the legally required proportion to the additional amount of the facilities requested to be granted and (iii) the Lender has received credit committee approval for such additional commitment.

(ii)	The Lender agrees that any additional loan facilities granted pursuant to Section 16.5(a)(i) by way of a separate facility agreement shall be made on the same (or no less favorable) terms and conditions as this Agreement, and that the underlying loan documentation with respect thereto shall be agreed and executed by the Parties within a commercially reasonable period of time following the date that the Borrower delivers a written request to the Lender regarding the Additional Financing.

(iii)	If the Lender does not receive credit committee approval to grant additional facilities and/or to increase its Commitments under the Facilities in accordance with Section 16.5, the Lender shall use its best effort to assist the Borrower in procuring a third party lender (or lenders) to finance such cost-overrun amounts within a commercially reasonable period of time.

(b)	Financing Commitment. The Lender shall not sell down, assign or otherwise transfer more than 60% of its aggregate original Commitment with respect to the Facilities at any time without the Borrower’s prior written consent.

(c)	Settlement Services. The Lender agrees to offer competitive rates for all settlement and deposit services with respect to the Project.

17.	EVENTS OF DEFAULT

Each of the events or circumstances set out in the following sub-clauses of this Section 17 which has a Material Adverse Effect shall be an “Event of Default”.

(a)	the Borrower fails to:

(i)	repay any instalment of principal on any Facility pursuant to the provisions contained in the Finance Documents, provided that no Event of Default shall occur if remedied within eight (8) days after the Borrower’s receipt of written notice from the Lender regarding such breach; and

(ii)	fails to pay any other amount (other than as specified above), including any interest instalments pursuant to the provisions contained in the Finance Documents; provided that no Event of Default shall occur if remedied within 30 days after the Borrower’s receipt of written notice from the Lender regarding such breach;

(b)	the Borrower breaches any of the covenants and undertakings set forth in the Finance Documents; provided that no Event of Default shall occur if remedied within 30 days after the Borrower’s receipt of written notice from the Lender regarding such breach;

(c)	any Representations and Warranties made or deemed to be made by the Borrower is or proves to have been incorrect or misleading; provided that no Event of Default shall occur if remedied within 30 days after the Borrower’s receipt of written notice from the Lender regarding such breach;

(d)	an Event of Default caused by the Borrower has occurred and is continuing after the expiry of any applicable grace periods under any Finance Document;

(e)	the Borrower closes its business or becomes dissolved or bankrupt; or

(f)	the Borrower is involved in any major financial dispute, lawsuit or arbitration, or has any asset seized, sealed up or enforced, or is investigated or punished by judicial authorities or administrative authorities (including but not limited to taxation and industrial and commercial administration), which has a Material Adverse Effect; provided that no Event of Default shall occur if remedied effectively within 30 days after the Borrower’s receipt of written notice from the Lender regarding such breach.

18.	REMEDIES

18.1	During the continuance of an Event of Default, the Lender may, by written notice to the Borrower:

(a)	require the Borrower to correct its default within a stipulated time limit;

(b)	suspend or terminate in part or in whole the Facilities granted to the Borrower under the Finance Documents;

(c)	declare that the outstanding principal and interest owing by the Borrower under the Finance Documents shall become immediately due and payable in part or in whole;

(d)	directly offset any amounts from any of the Borrower’s accounts at the Account Bank and apply such amounts in repayment of all outstanding principal and accrued interest with respect to the Loans;

(e)	negotiate with the Borrower on additional conditions for any further Utilisations and payment, or the altering of conditions for Utilisations and payment corresponding with changes in the Borrower’s credit standing (such as lowering the threshold amount of authorized payment, or requiring recovery of loan proceeds of any Facility paid in violation of this Agreement);

(f)	demand that other measures of guarantee are provided by the Borrower; and

(g)	request other reasonable measures be taken by the Borrower as the Lender reasonably deems necessary and possible.

19.	TRANSFERS AND PARTICIPATION

19.1	Assignments and Transfers by Lender

Subject to the terms and conditions in this Section 19, the Lender may:

(a)	assign a portion of its rights under the Finance Documents; or

(b)	transfer by novation a portion of its rights and obligations under the Finance Documents (any such assignment, transfer or novation, a “Lender Transfer”),

to any one or more banks or financial institutions (a “New Lender”); provided that:

(i)	the Lender provides thirty (30) Business Days’ prior written notice to the Borrower;

(ii)	the Lender Transfer is not made to any of the competitors in the same industry of the Borrower listed in Schedule 4, or any of their respective Affiliates;

(iii)	the Lender Transfer shall be equal to or less than sixty percent (60%) of its original Commitment; and

(iv)	all documentation to be entered into by the Lender, any new lenders and/or the Borrower in connection with the Lender Transfer (including any amendment and/or restatement of any Finance Document or any separate loan documentation) shall be in form and substance satisfactory to the Borrower in its sole discretion. The Borrower agrees to consent to a Lender Transfer if such transfer does not increase any obligations or reduce any rights of the Borrower and/or the Shareholders with respect to any Facility.

19.2	Syndication

(a)	Subject to the terms and conditions of this Agreement (including Sections 19.1 and 19.2), the Lender may organize a syndicate of lenders (the “Syndicate”) to whom the Lender may assign, novate or otherwise transfer up to sixty percent (60%) of its original Commitment hereunder (together with the Lender’s rights, interests and obligations related thereto).

(b)	In the event a Syndicate is formed pursuant to the terms herein, the Lender shall maintain at all times no less than forty percent (40%) and no more than fifty percent (50%) of its original Commitment hereunder.

(c)	The Borrower agrees that if the terms and conditions with respect to a Lender Transfer and formation of a Syndicate as set forth in this Section 19 have, in the Borrower’s opinion, been satisfied, the Borrower will apppoint the Lender as the lead arranger, security agent and facility agent of the Syndicate; provided that the Lender shall at all times remain the lead arranger, security agent and facility agent of the Syndicate.

(d)	In connection with the Lender’s formation of a Syndicate, the Lender hereby covenants that it shall and shall procure the other lenders of the Syndicate to enter into an amendment and restatement of this Agreement, and/or any other loan documentation, each in form and substance satisfactory to the Borrower (the “Syndicate Loan Documents”). The Lender agrees that the commercial terms and conditions of the Syndicate Loan Documents shall:

(i)	not modify the terms and conditions set forth herein and/or in the other Finance Documents (including, without limitation, the interest rate,

interest period, tenor, representations, covenants, security and other terms and conditions); and

(ii)	not increase any obligations or reduce any rights of the Borrower and/or the Shareholders with respect to any Facility.

(e)	The Borrower agrees to use commercially reasonable efforts to cooperate with the Lender in connection with the Syndicate Loan Documents; provided that the Borrower shall not be required to pay to the Lender or any other member of the Syndicate any additional agency fee, arrangement fee, participation fee, legal fee, or any other amounts in connection with the Syndicate or the Syndicate Loan Documents.

(f)	The Lender agrees that the Borrower’s obligations and liabilities under the Finance Documents shall terminate and be fully discharged upon the execution and effectiveness of the Syndicate Loan Documents.

19.3	Protective Provisions

If the Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its facility office, and as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lenders or Lender acting through its new facility office, then the New Lenders or Lender acting through its new facility office is only entitled to receive payment under those Sections to the same extent as the existing Lender acting through its previous facility office would have been if the assignment, transfer or change had not occurred.

20.	CHANGES IN OBLIGORS

20.1	The Borrower may not, without the Lender’s prior written consent, assign or transfer any of its rights, benefits and obligations under this Agreement.

20.2	The Borrower shall ensure that the Shareholders shall only transfer or sell their respective interests in the Borrower to their respective Affiliates upon the satisfaction of the following:

(a)	the Shareholders give prior notice to the Lender; and

(b)	such transfer does not have a material adverse effect on any rights or interests of the Lender or incur any extra cost for the Lender.

20.3	The Borrower shall ensure that each Shareholder shall only transfer or sell its interest in the Borrower to another Shareholder upon the satisfaction of the following:

(a)	the Shareholders give prior notice to the Lender;

(b)	Aleris Asia remains the majority or controlling shareholder; and

(c)	such transfer does not have a material adverse effect on any rights or interests of the Lender, and will not cause the Lender to incur any additional material expense in relation thereto.

20.4	Each transfer, assignment, and novation contemplated in this Section 20 shall be referred to as a “Permitted Transfer”.

21.	Payment Mechanics

21.1	Reference Banks

If a Reference Bank ceases generally to offer quotations for LIBOR, the Lender shall (in reasonable consultation with the Borrower) appoint another bank or financial institution to replace that Reference Bank.

21.2	Payments

The Lender shall apply all payments received from or on behalf of an Obligor towards the obligations of the Obligors under the Finance Documents in the following order:

(a)	firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest (other than as provided in (i) above) due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement;

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents; and

(e)	fifthly, any excess to the Borrower.

21.3	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the immediately following Business Day in the same calendar month (if there is one) or the immediately preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or the Unpaid Sum under paragraph (a) above, interest is payable on the principal or the Unpaid Sum at the rate payable on the original due date.

21.4	Currency of Account

(a)	Subject to paragraphs (b) and (c) below, the currency of account and payment for any sum due from the Borrower under any Finance Document shall be the same as the currency of the Loan extended to the Borrower under which the said sum occurs (i.e., USD for Facility A and RMB for Facility B).

(b)	Any payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than RMB or US Dollars shall be paid in that other currency.

21.5	Change of Currency

If a change in any currency of a country occurs, this Agreement will, to the extent the Lender reasonably specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

22.	NOTICES

22.1	Communications in Writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or electronic means.

22.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	Borrower

Aleris Dingsheng Aluminum (Zhenjiang) Co. Ltd.

c/o Aleris Asia Pacific Ltd.

Jingkou Science & Tech Industrial Area

Zhenjiang, Jiangsu Province, PRC

Attn:   Managing Director

Fax:     216-910-3654

With copies to:

Aleris International, Inc.

25825 Science Park Drive

Suite 400

Beachwood, Ohio 44122

Attn:   Christopher R. Clegg

Fax:     216-910-3654

And:

SNR DENTON

Suite 3201 Jardine House

1 Connaught Place,

Central Hong Kong, PRC

Attn:   Mitchell Dudek

Fax:     (852) 2868-0069

(b)	Lender

Bank of China Limited, Zhenjiang Jingkou Sub-Branch

255 Nanmen Street

Zhenjiang, Jiangsu Province, PRC

Attn:   Huijun Yan

Fax:     0511-85023498

or any substitute address, fax number or department or officer as the Party may notify to the other Parties, by not less than five (5) Business Days’ notice.

22.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Section 22.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to a Party will be effective only when actually received by the Party.

22.4	Language

(a)	This Agreement shall be executed in English and Chinese. In the event of any discrepancy between the Chinese version and the English translation, the Chinese version shall prevail.

(b)	All other documents provided under or in connection with any Finance Document must be in both Chinese and English.

22.5	Electronic communication

(a)	Notwithstanding the above, any communication to be made between the any of the Parties hereto under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the relevant Parties:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Parties will be effective only when actually received in readable form.

23.	DISCLOSURE

The Lender may disclose to:

(a)	any of its Affiliates;

(b)	its head office and any other branch; and

(c)	any other person:

(i)	to (or through) whom the Lender intends to assign or transfer (or may potentially assign or transfer) all or any part of its rights and obligations under this Agreement;

(ii)	with (or through) whom the Lender intends to enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or

(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about the Borrower and the Finance Documents as the Lender shall consider appropriate, provided that the person to whom such information is to be given (other than the head office of the Lender) has executed a valid written confidentiality undertaking, a copy of which shall be promptly provided to the Borrower.

24.	DAY COUNT CONVENTION

Any interest or fee accruing under a Finance Document will accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days.

25.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

26.	AMENDMENTS AND WAIVERS

Any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Obligors and any such amendment or waiver will be binding on all Parties.

27.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

28.	GOVERNING LAW AND JURISDICTION

28.1	Governing Law

This Agreement is governed by and shall be construed in accordance with the laws of the PRC.

28.2	Competent Courts

(a)	The Parties hereto shall discuss with one another to settle any dispute arising under the Finance Documents in the principle of good faith. If no settlement is so reached to the satisfaction of the Parties to such Finance Documents, any such Party may submit the dispute to the court at the place of incorporation of the Lender.

(b)	During the settlement of the dispute, if such dispute does not affect the performance of other provisions of the Finance Documents, such other provisions of the Finance Documents shall continue to be performed.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

BORROWER

For and on behalf of	)
)
ALERIS DINGSHENG ALUMINUM	)
(ZHENJIANG) CO., LTD.	)
)

By:	/s/ Roeland Baan
Name:	Roeland Baan
Title:

LENDER

For and on behalf of	)
)
BANK OF CHINA LIMITED,	)
ZHENJIANG JINGKOU SUB-BRANCH	)
)

By:	/s/
Name:
Title: